CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                       BURZYNSKI RESEARCH INSTITUTE, INC.

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Burzynski Research Institute, Inc.

     2. The Certificate of Incorporation is hereby amended by adding the following as the twelfth paragraph:

          Twelfth. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

          Any repeal or modification of the foregoing provisions of this Twelfth paragraph shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

Signed and attested to on March 16, 1990.


                                                  /s/ STANISLAW R. BURZYNSKI
                                                --------------------------------
                                                Stanislaw R. Burzynski,
                                                President

Attest:



   /s/ BARBARA FLEMING
--------------------------------
Barbara Fleming, Secretary